Exhibit 5.1

601 Lexington Avenue New York, New York 10022
(212) 446-4800	Facsimile: (212) 446-4900
www.kirkland.com

June 17, 2013

Baltimore Gas and Electric Company

2 Center Plaza

110 West Fayette Street

Baltimore, Maryland 21201

Re:	$300,000,000 Aggregate Principal Amount of 3.35% Senior Notes due 2023

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Baltimore Gas and Electric Company, a Maryland corporation (the “Issuer”). This opinion letter is being delivered in connection with the issue and sale by the Issuer of $300,000,000 in aggregate principal amount of the Issuer’s 3.35% Senior Notes due 2023 (the “Notes”), pursuant to a Registration Statement on Form S-3ASR (No. 333-181749-09) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on. May 30, 2012. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Notes are to be issued pursuant to the Indenture dated July 24, 2006 among the Company and Deutsche Bank Trust Company Americas.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, and bylaws of the Issuer, (ii) resolutions of the boards of directors of the Issuer with respect to the issuance of the Notes, (iii) the Indenture, (iv) the Registration Statement and (v) a form of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer.

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Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the Notes have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture, the Notes will be validly issued under the Indenture and binding obligations of the Issuer.

We hereby consent to the filing of this opinion as and exhibit to the Current Report on Form 8-K dated June 17, 2012. We also consent to the reference to our firm under the heading “Legal Matters” in the preliminary prospectus supplement and the prospectus supplement, which incorporate the Registration Statement by reference. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York (the “Specified Laws”) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

For the purpose of our opinion expressed above, we have assumed that the Indenture and the Notes have been duly authorized, executed and delivered pursuant to laws other than the Specified Laws.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Issuer of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP

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